                                                 Exhibit 99.1

CONTACT:   Thor Erickson – Investor Relations
       +1 (678) 260-3110
       Fred Roselli – Media Relations
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       Lauren Sayeski – European Media Relations
       + 44 (0) 7976 113 674

FOR IMMEDIATE RELEASE
COCA-COLA ENTERPRISES, INC.
PROVIDES BUSINESS UPDATE AND 2013 GUIDANCE

•	Full-year 2012 comparable earnings per diluted share are expected at the high end of our previously disclosed range of $2.20 to $2.24.

•	CCE has completed the most recent share repurchase program in 2012, with full-year purchases totaling 27 million shares or $780 million.

•	Board of Directors has authorized a new $1.5 billion share repurchase program, with at least $500 million of planned purchases in 2013.

•	2013 comparable and currency neutral earnings per diluted share are expected to grow approximately 10 percent.

ATLANTA, December 18, 2012 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today affirmed diluted earnings per share guidance for full-year 2012 in a range of $2.20 to $2.24, with results expected at the high end of the range. Also, the company expects to achieve 2013 earnings per diluted share growth of approximately 10 percent on a comparable and currency neutral basis.

“Our 2012 results will reflect our ability to deliver solid earnings growth by closely managing each aspect of our business and continuing world class marketplace execution in difficult operating conditions,” said John F. Brock, chairman and chief executive officer. “Going forward, we will rely on our global operating framework, our successful brands, increased effectiveness through our business transformation effort, and the skill and dedication of our employees.

“These elements of our work are essential to our success, and ultimately will enable us to continue to achieve our most important goal – creating increased value for our shareowners.”

2012 OUTLOOK

For 2012, CCE expects comparable earnings per diluted share in a range of $2.20 to $2.24, with results expected at the high end of the range, including the negative impact of currency translation. Currency translation will decrease full-year comparable earnings per diluted share approximately 7½ percent. Net sales and operating income are expected to grow in a low to mid-single-digit range. Our outlook for earnings per diluted share, net sales, and operating income is comparable and includes the impact of the French excise tax increase. Net sales and operating income guidance is also currency neutral.

Based on recent currency rates, the company now expects 2012 free cash flow of approximately $500 million, with capital expenditures of approximately $375 million.  Weighted average cost of debt is expected to be approximately 3 percent and the comparable effective tax rate for 2012 is expected to be in a range of 26 percent to 27 percent.

SHARE REPURCHASE AND DIVIDENDS

The company has completed its most recent share repurchase program by reaching the cumulative 65 million maximum number of repurchased shares authorized by the Board of Directors. During 2012, this resulted in 27 million shares or $780 million in shares repurchased.

In addition, the Board of Directors has approved a new $1.5 billion share repurchase program – the third program since the 2010 completion of the transaction that created the new CCE. At least $500 million in repurchases are expected under this program in 2013. These plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.

CCE also expects to increase its 2013 dividend payout to a range of 30 percent to 35 percent of 2013 comparable and currency neutral earnings per share. This would be the sixth straight year of dividend increases and represents an expected annualized 2013 dividend increase of at least 15 percent above 2012.

LONG-TERM OUTLOOK AND CAPITAL STRUCTURE

The company affirms its long-term growth targets, with net sales growth of 4 percent to 6 percent, operating income growth of 6 percent to 8 percent, high single-digit earnings per share growth, and an annual increase of at least 20 basis points for return on invested capital. Each target is comparable and currency neutral.

The long-term outlook for capital spending has been revised to a range of 4 percent to 4½ percent of net sales, down from approximately 5 percent, driven primarily by a continued focus on prudent capital management and the impact of the French excise tax increase adding to net sales. The company also affirmed its long-term capital structure operating target in a range of 2.5 times to 3.0 times net debt to EBITDA.

Looking ahead to 2013, CCE expects to end the year with a net debt to EBITDA ratio of no less than 2.5 times, reflecting the impact of potential M&A activity, strategies for returning cash to shareowners, or a combination of both. The company expects to end 2012 with just over 2 times net debt to EBITDA.

 “As our actions over the last several years and our outlook demonstrate, we remain clearly focused on generating value.  We are managing our business, income statement, and balance sheet to continue to generate strong free cash flow, drive consistent, long-term profitable growth, and ultimately to create shareowner value,” said Bill Douglas, executive vice president and chief financial officer.

2013 OPERATING OUTLOOK

For 2013, CCE expects earnings per diluted share to grow approximately 10 percent on a comparable and currency neutral basis. Although it is too early to predict the 2013 currency impact, based on recent rates, currency translation would have a slightly positive impact on full-year earnings per share.

Net sales and operating income are expected to grow in a mid-single-digit range. This guidance reflects declining gross margins with expected net pricing per case growth less than an above-average cost of sales per case growth in 2013. While CCE remains committed to preserving or expanding margins over time, in light of sustained macroeconomic weakness and marketplace conditions we will have a more modest approach in 2013. As a result, operating income margins are expected to be down modestly. This outlook is comparable and currency neutral.

The company also expects 2013 free cash flow in a range of $450 million to $500 million after including a year-over-year increase in cash restructuring expenses of approximately $125 million. Capital expenditures are expected to be approximately $350 million. Weighted average cost of debt is expected to be approximately 3 percent and the comparable effective tax rate for 2013 is expected to be in a range of 26 percent to 28 percent.

“We look forward to building on the marketplace opportunities we see in 2013 through enhancements of our product and package portfolio, solid marketing efforts, and excellent programs with our customers,” said Hubert Patricot, executive vice president and president, European Group. “These initiatives will allow us to build on the popularity of our Red, Black, and Silver portfolio, continue to provide superior levels of customer service, and match our products and packages with evolving consumer preferences.”

CONFERENCE CALL

           CCE will host a conference call with investors and analysts today at 10:00 a.m. ET.  The call can be accessed through the company’s website at www.cokecce.com.

    Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and one of the world’s largest independent Coca-Cola bottlers.  CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.  For more information about the company, please visit www.cokecce.com.

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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2011, and other SEC filin